OYO GEOSPACE News Release

7007 Pinemont Drive

Houston, Texas 77040 USA

Contact:

Gary D. Owens

Chairman, President & CEO

TEL: 713.986.4444

FAX: 713.986.4445

FOR IMMEDIATE RELEASE

OYO GEOSPACE INTRODUCES WIRELESS LAND DATA ACQUISITION SYSTEM

Houston, Texas - September 28, 2007 - OYO Geospace (NASDAQ: OYOG) today announced the introduction of the Geospace Seismic Recorder (GSR), its new wireless land data acquisition system. The introduction was made during the meeting of the Society of Exploration Geophysicist in San Antonio earlier this week.

The GSR facilitates the recording of very large channel counts. The GSR is available in several configurations targeting the seismic exploration, seismic reservoir and non-seismic emerging markets. The individual cable-free field units are manufactured in 1, 2, 3 and 4 channel capacities. The new system will be available in the first quarter of 2008.

"Our first system introduction for the land data acquisition system market is an exciting event for the company," said Gary D. Owens, OYO Geospace's Chairman, President & CEO. "This new product line provides the company additional ways to generate revenue and profits. We were very encouraged by its reception from the industry during the SEG Meeting." Owens continued.

OYO Geospace designs and manufactures instruments and equipment used by the oil and gas industry in the acquisition and processing of seismic data as well as in reservoir characterization and monitoring activities. The company also designs and manufactures equipment and film for the thermal printing industry worldwide.

This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included herein including statements regarding potential future products and markets, our potential future revenues, future financial position, business strategy, future expectations and other plans and objectives for future operations, are forward-looking statements. We believe our forward-looking statements are reasonable. However, they are based on certain assumptions about our industry and our business that may in the future prove to be inaccurate. Important factors that could cause actual results to differ materially from our expectations include the level of seismic exploration worldwide, which is influenced primarily by prevailing prices for oil and gas, the extent to which our new products are accepted in the market, the availability of competitive products that may be more technologically advanced or otherwise preferable to our products, the timing of large orders and shipments pursuant to such orders, the resolution of the situation in the Middle East and other factors disclosed under the heading "Risk Factors" and elsewhere in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which are on file with the Securities and Exchange Commission. Further, all written and verbal forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by such factors.